Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES RECORD DATE FOR RIGHTS OFFERING AND SPECIAL MEETING OF STOCKHOLDERS

ENGLEWOOD, CO — (BUSINESS WIRE) — December 8, 2006 — Affordable Residential Communities Inc. (NYSE: ARC) today announced, in connection with its previously announced $80 million rights offering, that its board of directors has declared a special dividend consisting of rights to purchase 10 million shares of its common stock to all holders of record of ARC common stock as of 5:00 p.m., New York City time, on December 19, 2006.

In the rights offering, ARC will distribute to each holder of record of its common stock as of 5:00 p.m., New York City time, on December 19, 2006, at no charge, one non-transferable subscription right for each share of common stock they own.  Each right will entitle its holder to purchase 0.242 shares of ARC common stock at the subscription price of $8.00 per share.  As fractional shares of ARC common stock will not be issued, in order to acquire one share of ARC common stock in the rights offering, a rights holder will need to hold at least five rights.  The rights offering will expire at 5:00 p.m., New York City time, on January 23, 2007, unless extended by ARC’s board of directors.

Gerald J. Ford, one of ARC’s directors and the beneficial owner of approximately 17.6% of ARC’s common stock, and ARC Diamond, LP, an affiliate of Mr. Ford, have agreed not to exercise their subscription rights to purchase 1,760,000 shares of ARC common stock that they will receive in the rights offering.  Instead, Mr. Ford and ARC Diamond have agreed to purchase the shares of ARC common stock that they otherwise would have been entitled to subscribe for in the rights offering in a private placement directly from ARC at the same price per share as in the rights offering.  Additionally, Hunter’s Glen/Ford, Ltd., an affiliate of Mr. Ford, has agreed to backstop the rights offering, meaning it has agreed to purchase all shares of ARC common stock that remain unsubscribed for in the rights offering, other than shares which are covered by rights distributed to Mr. Ford and ARC Diamond, at the same subscription price per share.

ARC intends to use the proceeds of the rights offering to partially fund the cash portion of the purchase price for its acquisition of NLASCO, Inc. and to pay related fees and expenses of the acquisition and the rights offering.  ARC intends to fund an additional portion of the purchase price for its acquisition of NLASCO with the proceeds of the issuance and sale of approximately two million shares of its common stock to Flexpoint Fund, L.P., for aggregate proceeds of approximately $20 million.

ARC also today announced that it has set December 18, 2006 as the record date for a special meeting of its stockholders to be held on January 23, 2007, at 9:00 a.m., local Denver, Colorado time, at the Wyndham Hotel Denver Tech Center.  At the special meeting, ARC’s stockholders will vote on, among other things, (1) the issuance and sale to Mr. Ford, ARC Diamond and Hunter’s Glen/Ford of ARC common stock, (2) the issuance and sale to Flexpoint of ARC common stock, (3) the amendment of ARC’s charter to restrict certain acquisitions of its securities in order to preserve the benefit of ARC’s net operating losses for tax purposes and (4) any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

ARC intends to mail the prospectus with respect to the rights offering and the proxy statement for the special meeting to its stockholders on or about December 22, 2006.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 57,375 homesites located in 276 communities in 24 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

Disclosure

On October 17, 2006 a preliminary proxy statement relating to certain of the matters discussed in this news release was filed with the Securities and Exchange Commission.  Copies of the preliminary proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov).  We urge you to carefully review these documents, and the definitive proxy statement, when available, because they contain, or will contain, important information.  ARC, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from ARC’s shareholders in connection with certain of the matters discussed in this news release.  Information regarding such persons and their interests in ARC is contained in ARC’s proxy statements and annual reports on Form 10-K filed with the SEC.  Shareholders and investors may obtain additional information regarding the interests of ARC and its directors and executive officers in the matters discussed in this news release, which may be different than those of ARC’s shareholders generally, by reading the preliminary proxy statement and other relevant documents regarding the matters discussed in this news release.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this news release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2005 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

Contacts

Affordable Residential Communities Inc.
Larry Willard, Chief Executive Officer
(866) 847-8931
investor.relations@aboutarc.com

                or

Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211